Exhibit 4.11.4

Exhibit G

Amendment No. 9 to A320 Agreement

AMENDMENT No.9

TO THE

A320 FAMILY PURCHASE AGREEMENT

BETWEEN

LATAM AIRLINES GROUP S.A.

(formerly known as LAN AIRLINES S.A.)

AND

AIRBUS S.A.S.

This Amendment No.9 to the Agreement (as defined below) is entered into as of this______ ___ day of________ 2021, by and between

AIRBUS S.A.S., having its principal office at:

2, rond-point Emile Dewoitine
31700 BLAGNAC

FRANCE

(hereinafter referred to as the “Seller”)

AND

LATAM AIRLINES GROUP S.A. (formerly known as LAN AIRLINES S.A.) having its principal office at:

Edificio Huidobro

Avenida Presidente Riesco 5711- 20th Floor

Las Condes

SANTIAGO

CHILE

(hereinafter referred to as the “Buyer”).

The Buyer and the Seller being collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS

A.	The Buyer and the Seller entered into an A320 Family Purchase Agreement dated June 22, 2011 covering the purchase by the Buyer and the sale by the Seller of the Original NEO Aircraft (as such term is defined in the amendment No. 4 to such purchase agreement) and such purchase agreement, together with all exhibits, appendices and letter agreements thereto and as previously amended, supplemented or otherwise modified, are together referred to as the “Agreement”.

B.	REDACTED*

C.	The Buyer and the Seller entered into an A320 family purchase agreement dated March 20, 1998 covering the purchase by the Buyer and the sale by the Seller of twenty (20) A320 family aircraft. By amendment No.1 to such purchase agreement, entered into by the Buyer and the Seller on February 24th 2000, the number of A320 family aircraft to be purchased was increased to twenty five (25). Such purchase agreement, amendment No. 1 to such purchase agreement and all exhibits, appendices and letter agreements thereto, as amended, supplemented or otherwise modified up to August 1st 2000, are together referred to as the “Original A320 Family Purchase Agreement”.

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

D.	The Buyer and the Seller entered into a deed of amendment and restatement of the Original A320 Family Purchase Agreement, dated August 2, 2000, REDACTED*

the Seller shall sell and deliver and the Buyer shall take delivery of (i) the 2010 Incremental Aircraft (as such term is defined in the Second A320 Family Purchase Agreement) and (ii) the Second Batch of Incremental Aircraft (as such term is defined in the Second A320 Family Purchase Agreement). Pursuant to amendment No.16 to the Second A320 Family Purchase Agreement dated July 15, 2014, the Parties have agreed to convert twelve (12) 2010 Incremental Aircraft (as such term is defined in the Second A320 Family Purchase Agreement) into incremental A320 NEO aircraft. Pursuant to amendment No. 17 to the Second A320 Family Purchase Agreement dated December 11, 2014, the Parties agreed to convert eight (8) 2010 Incremental Aircraft (as such term is defined in the Second A320 Family Purchase Agreement) REDACTED*

E.	REDACTED*

F.	REDACTED*

G.	REDACTED*

H.	REDACTED*

I.	REDACTED*

J.	REDACTED*

K.	REDACTED*

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

L.	REDACTED*

M.	On May 26, 2020, the Buyer filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court” and such proceedings, the “Chapter 11 Cases”), and in connection therewith, has informed the Seller of its decision to assume the Agreement, as amended by the terms hereof, pursuant to Section 365(a) of the Bankruptcy Code.

N.	The Buyer and the Seller are concurrently entering into on the date hereof an amendment No.27 to the A320/A330 purchase agreement entered into on 14 November 2006 between the Buyer and the Seller, as amended from time to time (the “TAM A320/A330 Agreement”), whereby, amongst other things, the Buyer agrees to purchase and the Seller agrees to sell REDACTED* aircraft (individually and collectively, the “2021 Incremental NEO Aircraft”).

O.	The Buyer now wishes to reschedule certain NEO Aircraft and the Seller now wishes to agree to such rescheduling under certain terms and conditions set forth into this amendment No.9 to the Agreement (“Amendment No.9”).

NOW IT IS HEREBY AGREED AS FOLLOWS:

The terms “herein,” “hereof,” and words of similar import refer to this Amendment No.9 and capitalized terms used herein and not otherwise defined in this Amendment No.9 will have the meanings assigned to them in the Agreement.

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

1.	RESCHEDULING

The Parties hereby agree to amend the scheduled delivery period of REDACTED* (the “Rescheduled NEO Aircraft”) and to schedule the delivery of such Rescheduled NEO Aircraft in accordance with the following revised scheduled delivery periods (each a “Revised Scheduled Delivery Period”):

Rank Number	Aircraft Type	Original Scheduled Delivery Month or Quarter as defined in Amendment No.8	Revised Scheduled Delivery Period
REDACTED*

REDACTED*

The Parties agree that, in respect of any Rescheduled NEO Aircraft, any notification received by the Seller from the Buyer prior the date hereof in relation to the Buyer’s choice of the Propulsion Systems for such Rescheduled NEO Aircraft shall become null and void on the date hereof. The Buyer shall provide written notice to the Seller of its choice of Propulsion Systems for such Rescheduled NEO Aircraft no later than REDACTED* prior to the first day of the Scheduled Delivery Month of such Rescheduled NEO Aircraft. REDACTED*

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

2.	DELIVERY SCHEDULE

As a result of the rescheduling set forth in Clause 1 above, the table contained in Clause 9.1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

QUOTE

Scheduled Delivery Months or Quarters	Rank number	Aircraft type	Aircraft defined as REDACTED*
REDACTED*

REDACTED*

UNQUOTE

REDACTED*

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

4.	PREDELIVERY PAYM ENT

4.1	As a consequence of the rescheduling set forth in Clause 1 herein, in respect of each Rescheduled NEO Aircraft, the predelivery payment reference price and the Predelivery Payment schedule shall be adjusted pursuant to Clauses 5.3.1 and 5.3.2 of the Agreement respectively to reflect the Revised Scheduled Delivery Period of such Rescheduled NEO Aircraft.

4.2.1	REDACTED*

4.2.2	The Buyer and the Seller acknowledge that the Seller retains REDACTED*

4.3	The Seller has received from the Buyer under the Agreement on or prior to the date hereof Predelivery Payments for a total amount equal toREDACTED* (the “PDP Amount”).

4.4	The Buyer and the Seller hereby agree that REDACTED*

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

5.	ADDITIONAL CONCESSIONS

5.1	For the purpose of this Clause 5.1:

Remaining NEO Aircraft means any of the REDACTED* Aircraft remaining to be delivered under the Agreement at the time hereof or any of the REDACTED* Aircraft (as defined in the TAM A320/A330 Agreement) remaining to be delivered under the TAM A320/A330 Agreement at the time hereof.

In consideration of the rescheduling set out in Clause 1 hereof and in order to support the introduction into service and operation of the NEO Aircraft, REDACTED* the Seller shall grant to the Buyer, in respect of each NEO Aircraft remaining to be delivered under the Agreement as of the date hereof, REDACTED* a goods and services credit memorandum (the “Global Restructuring Goods and Services Credit Memorandum”) amounting to:

REDACTED*	for each A320 NEO Aircraft
REDACTED*

REDACTED*	for each A321 NEO Aircraft
REDACTED*

The Global Restructuring Goods and Services Credit Memorandum is quoted in US Dollars expressed in economic conditions corresponding to a theoretical delivery in REDACTED* and shall be subject to revision up to and including the date on which such credit is granted in accordancewith the Airframe Price Revision Formula REDACTED*

The Global Restructuring Goods and Services Credit Memorandum shall be used exclusively for the purchase by the Buyer of Goods and Services from the Seller. REDACTED*

REDACTED*

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

5.2	In consideration of the rescheduling set out in Clause 1 hereof and in order to support the introduction into service and operation of the NEO Aircraft, for each NEO Aircraft remaining to be delivered under the Agreement as of the date hereof, REDACTED*

the Seller shall grant theBuyer, REDACTED*                          a SCN credit memorandum (hereinafter the “SCN Credit Memorandum”) for an amount of:

REDACTED* for an A320 NEO Aircraft

REDACTED*

REDACTED* for an A321 NEO Aircraft

REDACTED*

The SCN Credit Memorandum is quoted in US Dollars expressed in economic conditions corresponding to a theoretical delivery in REDACTED* and shall be subject to revision up to the Delivery Date of the relevant NEO Aircraft in accordance with the Airframe Price Revision Formula REDACTED*

The SCN Credit Memorandum shall be applied against the Final Price of the respective NEO Aircraft.

REDACTED*

6.	WAIVER

6.1	Upon the effectiveness of this Amendment No. 9, the Seller waives, discharges and releases the Buyer from any liability whatsoever for or as a result of, and all rights and remedies of the Seller in connection with any non-performed obligation or delay in payment by the Buyer of any payments due and owing by the Buyer to the Seller on or before the effective date of this Amendment No.9 in accordance with the Agreement, including, but not limited to, any interest that Seller may claim or has claimed to have been due as a result of such non-performed obligation or delay in payment and any rights or remedies of the Seller attributable to any claim that the Buyer is or was in default or breach of the Agreement or any other agreements between the Buyer and the Seller by reason of any such non-performed obligation or delay in payment under the Agreement. Nothing herein shall be construed as an admission by the Buyer as to any default in or breach of any such agreements or default or delay in any such payment, or the accrual or any liability of the Buyer for any such interest.

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

6.2	The Seller and the Buyer acknowledge and agree that no cure, monetary or otherwise, shall be necessary to assume the Agreement, as amended by this Amendment No.9, pursuant to 11 U.S.C. §365, nor shall the Seller be entitled to any payment of cure costs in connection with such assumption.

6.3	The Buyer hereby irrevocably waives any and all rights it may have under the provisions of Clause 10 (Excusable Delay) and Clause 11 (Non Excusable Delay) of the Agreement or at law up to the date hereof with respect to any NEO Aircraft remaining to be delivered under the Agreement. The Parties agree that the provisions of Clause 10 (Excusable Delay) and Clause 11 (Non-Excusable Delay) (as amended by Letter Agreement No.6 to the Agreement and Amendment No.6 to the Agreement) of the Agreement will continue to apply from the date hereof to any delays in Delivery of the NEO Aircraft that are caused by respectively an Excusable Delay or Non-Excusable Delay and that result in the NEO Aircraft being delivered later than the dates indicated for such Aircraft in Clause 9.1.1 of the Agreement (as amended by this Amendment No.9). Liquidated damages paid by the Seller to the Buyer towards the liquidated damages caps referenced in the Agreement shall be deemed to be zero in respect of any NEO Aircraft remaining to be delivered under the Agreement.

7.	CONDITIONS PRECEDENT

The Seller and the Buyer hereby agree that it shall be a condition precedent to the effectiveness of this Amendment No. 9 that the Bankruptcy Court shall have entered an order in form and substance acceptable to the Buyer and the Seller (i) approving this Amendment No.9; (ii) authorizing the Buyer and Piquero, as applicable, to enter into and perform under the Amendment Documents, the PDP Financing Documents, the Termination Agreement and the Assignment, Assumption and Release Amendment Agreement and to assume the Assumed Purchase Agreements, as amended; (iii) providing that the obligations of the Buyer and Piquero, as applicable, under the Assumed Purchase Agreements, as amended, the Termination Agreement, the Piquero Guarantee and the Assignment, Assumption and Release Amendment Agreement shall constitute administrative expense claims in the Case pursuant to section 503 of the Bankruptcy Code; and (iv) providing that the obligations of the Buyer under the Piquero Guarantee shall be binding upon and constitute obligations of the reorganized debtors or their successors.

In this Clause 7:

Amendment n°1 means the amendment agreement to the Piquero Purchase Agreement entered into or to be entered into between the Seller and Piquero.

Amendment n°18 means the amendment agreement to the Purchase Agreement 3 entered into or to be entered into between the Seller and the Buyer.

Amendment n°27 means the amendment agreement to the Purchase Agreement 2 entered into or to be entered into between the Seller and the Buyer.

Amendment Documents means the Amendment n°1, the Amendment n°18, the Amendment n°27, the Purchase Agreement 1 Letter Agreement and the Purchase Agreement 2 Letter Agreements.

Assignment, Assumption and Release Amendment Agreement means the assignment, assumption and release amendment agreement entered into or to be entered into between the Buyer, the Seller and Piquero in relation to the assignment, assumption and release agreement dated 6 June 2019 between the Buyer, the Seller and Piquero.

Assumed Purchase Agreements means the Agreement, the Purchase Agreement 2, the Purchase Agreement 3 and the Piquero Purchase Agreement being assumed (as amended).

PDP Financing Documents means the Consent Agreement Supplement and the Assignment, Assumption and Release Amendment Agreement.

Piquero Guarantee means the guarantee and indemnity dated 6 June 2019 granted by the Buyer in favour of the Seller with respect to, inter alia, the obligations of Piquero under the Piquero Purchase Agreement.

Piquero Purchase Agreement means the Agreement (excluding any letter agreement relating thereto) as assigned, assumed and released pursuant to the Assignment, Assumption and Release Amendment Agreement.

Purchase Agreement 1 Letter Agreement means the letter agreement n°1 to this Amendment no.9.

Purchase Agreement 2 means the TAM A320/A330 Agreement.

Purchase Agreement 2 Letter Agreements means the letter agreement n°1, the letter agreement n°2, the letter agreement n°3, the letter agreement n°4, the letter agreement n°5, the letter agreement n°6, the letter agreement n°8D and the letter agreement n°9D to the Amendment n°27.

Purchase Agreement 3 means the Airbus A320 family purchase agreement dated 20 March 1998 and entered into between the Seller and the Buyer, as amended and supplemented from time to time (including without limitation all exhibits and appendices thereto and any letter agreements entered into from time to time relating thereto).

Termination Agreement means the A350XWB termination agreement to be entered into between the Seller and the Buyer.

8.	MISCELLANEOUS

8.1	This Amendment No.9 contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous understanding, commitments or representations whatsoever, whether oral or written.

8.2	The Agreement shall be deemed amended to the extent provided in this Amendment No.9 and shall continue in full force and effect in accordance with its original terms as may be amended hereby.

8.3	The Parties agree that this Amendment No.9 shall constitute an integral, non-severable part of the Agreement and be governed by all of its provisions.

8.4	In the event of any inconsistency between the terms and conditions of the Agreement and those of this Amendment No.9, the latter shall prevail to the extent of such inconsistency, whereas the part not concerned by such inconsistency shall remain in full force and effect.

8.5	This Amendment No.9 will not be modified or varied except by an instrument in writing executed by both Parties.

8.6	The Parties hereby acknowledge and agree that this Amendment No. 9 is subject to the confidentiality provisions set forth in clause 22.12 of the Agreement, except that the Buyer may disclose a copy of this Amendment No. 9 (i) to the Bankruptcy Court to the extent necessary to obtain approval of this Amendment No. 9 and (ii) on a professional eyes’ only basis to (a) the Official Committee of Unsecured Creditors, (b) that certain Ad Hoc Group of LATAM Bondholders, and (c) the United States Trustee. For the avoidance of doubt, to the extent the Buyer files this Amendment No. 9 with the Bankruptcy Court, the Buyer shall seek to file this Amendment No. 9 and the Agreement, along with any related filings, under seal pursuant to the Amended Standing Order Regarding Redactions (the “Standing Order”) entered by the Bankruptcy Court in the Chapter 11 Cases at Docket No. 1810.

8.7	The Parties agree that clause 21 of the Agreement shall govern the assignability and transferability of each Party’s rights and obligations under this Amendment No.9.

8.8	This Amendment No.9 may be signed by the Parties hereto in separate counterparts, each of which when so signed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

8.9	In the event that any provision of this Amendment No.9 should for any reason be held ineffective, the remainder of this Amendment No.9 shall remain in full force and effect. To the extent permitted by applicable law, each party hereto hereby waives any provision of law which renders any provision of this Amendment N°9 prohibited or unenforceable in any respect. Any provisions of this Amendment No.9 which may prove to be or become, illegal, invalid or unenforceable in whole or in part, shall as far as reasonably possible, and subject to applicable law, be performed in accordance with the spirit and purpose of this Amendment No.9.

8.10	This Amendment No.9 shall be governed by and construed in accordance with the laws of England. Any dispute arising out of or in connection with this Amendment No.9 shall be within the exclusive jurisdiction of the Courts of England except that subject to the last sentence of this Clause 9.10 and during the pendency of the Chapter 11 Cases for the period prior to the effective date of a chapter 11 plan for the Buyer, the Bankruptcy Court shall have exclusive jurisdiction over any disputes or, to the extent the Bankruptcy Court abstains, reference to the Bankruptcy Court is withdrawn, or the Bankruptcy Court is otherwise found to not have jurisdiction, then to the U.S. District Court for the Southern District of New York or the state court of the State of New York located in New York County, New York.

Subject to the last sentence of this Clause 8.10, the parties hereto irrevocably consent to the personal jurisdiction of (i) during the pendency of the Chapter 11 Cases for the period prior to the effective date of a chapter 11 plan for the Buyer, the Bankruptcy Court or to the extent the Bankruptcy Court abstains, reference to the Bankruptcy Court is withdrawn, or the Bankruptcy Court is otherwise found to not have subject matter jurisdiction, then to the U.S. District Court for the Southern District of New York or the state court of the State of New York located in New York County, New York, and (ii) thereafter, the Courts of England.

For the avoidance of doubt, nothing in this Clause 8.10 shall waive or modify any Party’s right to request that the Bankruptcy Court abstain from hearing or otherwise transfer a dispute arising under this Amendment No.9 or to argue that the Bankruptcy Court does not have statutory authority to adjudicate disputes arising under this Amendment No.9, nor any Party’s defenses in respect of any such request or argument.

IN WITNESS WHEREOF this Amendment No.9 to the Agreement was duly entered into the day and year first above written.

Agreed and Accepted	Agreed and Accepted

For and on behalf of	For and on behalf of

LATAM AIRLINES GROUP S.A.	AIRBUS S.A.S

By	:	By	:	REDACTED*

Its	:	Its	:	REDACTED*

LATAM AIRLINES GROUP S.A. A

By	:

Its	:

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

LETTER AGREEMENT No.1 to Amendment No.9

LATAM AIRLINES GROUP S.A.

Edificio Huidobro

Avenida Presidente Riesco 5711 – 20th Floor

Las Condes

Santiago

Chile

Subject: REDACTED*

LATAM AIRLINES GROUP S.A. (the “Buyer”) and AIRBUS S.A.S. (the “Seller”) have entered into as of the date herewith into an amendment No.9 (the “Amendment No.9”) to the Purchase Agreement ref.CT1101195 dated 22 June 2011 as amended from time to time (the “Agreement”), such Amendment No.9 covering the amendment of certain provisions contained in the Agreement.

Capitalized terms used herein and not otherwise defined in this Letter Agreement No.1 (the “Letter Agreement”) shall have the meanings assigned thereto in the Agreement.

Both parties agree that this Letter Agreement, upon execution thereof, shall constitute an integral, nonseverable part of said Agreement and shall be governed by all its provisions, as such provisions have been specifically amended pursuant to this Letter Agreement.

In the event of any inconsistency between the terms of this Letter Agreement and the terms contained in clauses 0 to 22 of the Agreement and any of its Exhibits, in each such case the terms of this Letter Agreement shall prevail.

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

Page 1/6

LETTER AGREEMENT No.1 to Amendment No.9

REDACTED*

1.	ECA Financing Support

REDACTED*

2.	Assignment

Notwithstanding any other provision of this Letter Agreement or of the Agreement, this Letter Agreement and the rights and obligations of the Buyer herein shall not be assigned or transferred in any manner, and any attempted assignment or transfer in contravention of the provisions of this Clause shall be void and of no force or effect.

3.	Costs and Expenses

The Buyer shall be responsible for all the reasonable and documented costs incurred in connection with any application to the Export Credit Agencies including, but not limited to, out-of-pocket expenses, application fees and reasonable and documented costs and expenses of outside legal counsel to the Seller.

4.	Condition Precedent

The Seller and the Buyer hereby agree that it shall be a condition precedent to the effectiveness of this Letter Agreement that the Bankruptcy Court shall have entered an order in form and substance acceptable to the Buyer and the Seller (i) approving this Letter Agreement; (ii) authorizing the Buyer and Piquero, as applicable, to enter into and perform under the Amendment Documents, the PDP Financing Documents, the Termination Agreement and the Assignment, Assumption and Release Amendment Agreement and to assume the Assumed Purchase Agreements, as amended; (iii) providing that the obligations of the Buyer and Piquero, as applicable, under the Assumed Purchase Agreements, as amended, the Termination Agreement, the Piquero Guarantee and the Assignment, Assumption and Release Amendment Agreement shall constitute administrative expense claims in the Case pursuant to section 503 of the Bankruptcy Code; and (iv) providing that the obligations of the Buyer under the Piquero Guarantee shall be binding upon and constitute obligations of the reorganized debtors or their successors.

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

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LETTER AGREEMENT No.1 to Amendment No.9

In this Clause 4:

Amendment n°1 means the amendment agreement to the Piquero Purchase Agreement entered into or to be entered into between the Seller and Piquero.

Amendment n°18 means the amendment agreement to the Purchase Agreement 3 entered into or to be entered into between the Seller and the Buyer.

Amendment n°27 means the amendment agreement to the Purchase Agreement 2 entered into or to be entered into between the Seller and the Buyer.

Amendment Documents means the Amendment n°1, the Amendment No.9, the Amendment n°18, the Amendment N°27, this Letter Agreement and the Purchase Agreement 2 Letter Agreements.

Assignment, Assumption and Release Amendment Agreement means the assignment, assumption and release amendment agreement entered into or to be entered into between the Buyer, the Seller and Piquero in relation to the assignment, assumption and release agreement dated 6 June 2019 between the Buyer, the Seller and Piquero.

Assumed Purchase Agreements means the Purchase Agreement 1, the Purchase Agreement 2, the Purchase Agreement 3 and the Piquero Purchase Agreement being assumed (as amended).

Consent Agreement Supplement means the consent agreement supplement entered into or to be entered into between Piquero, the Seller, the Buyer and Banco Santander, S.A. in relation to the consent agreement dated 6 June 2019.

PDP Financing Documents means the Consent Agreement Supplement and the Assignment, Assumption and Release Amendment Agreement.

Piquero means Piquero Leasing Limited.

Piquero Guarantee means the guarantee and indemnity dated 6 June 2019 granted by the Buyer in favour of the Seller with respect to, inter alia, the obligations of Piquero under the Piquero Purchase Agreement.

Piquero Purchase Agreement means the Purchase Agreement 1 (excluding any letter agreement relating thereto) as assigned, assumed and released pursuant to the Assignment, Assumption and Release Amendment Agreement.

Purchase Agreement 1 means the Agreement.

Purchase Agreement 2 means the Airbus A320 family purchase agreement dated 14 November 2006 and entered into between the Seller and TAM Linhas Aéreas S.A., as amended and supplemented from time to time (including without limitation all exhibits and appendices thereto and any letter agreements entered into from time to time relating thereto), and as novated from TAM Linhas Aéreas S.A. to the Buyer on 30 October 2014.

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LETTER AGREEMENT No.1 to Amendment No.9

Purchase Agreement 2 Letter Agreements means the letter agreement n°1, the letter agreement n°2, the letter agreement n°3, the letter agreement n°4, the letter agreement n°5, the letter agreement n°6, the letter agreement n°8D and the letter agreement n°9D to the Amendment n°27.

Purchase Agreement 3 means the Airbus A320 family purchase agreement dated 20 March 1998 and entered into between the Seller and the Buyer, as amended and supplemented from time to time (including without limitation all exhibits and appendices thereto and any letter agreements entered into from time to time relating thereto).

Termination Agreement means the A350XWB termination agreement to be entered into between the Seller and the Buyer.

5.	Confidentiality

The Parties hereby acknowledge and agree that this Letter Agreement is subject to the confidentiality provisions set forth in clause 22.12 of the Agreement, except that the Buyer may disclose a copy of this Letter Agreement (i) to the Bankruptcy Court to the extent necessary to obtain approval of this Letter Agreement and (ii) on a professional eyes’ only basis to (a) the Official Committee of Unsecured Creditors, (b) that certain Ad Hoc Group of LATAM Bondholders, and (c) the United States Trustee. For the avoidance of doubt, to the extent the Buyer files this Letter Agreement with the Bankruptcy Court, the Buyer shall seek to file this Letter Agreement and the Agreement, along with any related filings, under seal pursuant to the Amended Standing Order Regarding Redactions (the “Standing Order”) entered by the Bankruptcy Court in the Chapter 11 Cases at Docket No. 1810.

6.	Severability

In the event that any provision of this Letter Agreement should for any reason be held ineffective, the remainder of this Letter Agreement shall remain in full force and effect. To the extent permitted by applicable law, each party hereto hereby waives any provision of law which renders any provision of this Letter Agreement prohibited or unenforceable in any respect. Any provisions of this Letter Agreement which may prove to be or become, illegal, invalid or unenforceable in whole or in part, shall as far as reasonably possible, and subject to applicable law, be performed in accordance with the spirit and purpose of this Letter Agreement.

7.	Alterations to Contract

This Letter Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous understandings, commitments or representations whatsoever oral or written in respect thereto. This Letter Agreement shall not be varied except by an instrument in writing of date even herewith or subsequent hereto executed by both Parties or by their duly authorised representatives.

8.	Law and Jurisdiction

This Letter Agreement shall be governed by and construed in accordance with the laws of England. Any dispute arising out of or in connection with this Letter Agreement shall be within the exclusive jurisdiction of the Courts of England except that subject to the last sentence of this Clause 8 and during the pendency of the Chapter 11 Cases for the period prior to the effective date of a chapter 11 plan for the Buyer, the Bankruptcy Court shall have exclusive jurisdiction over any disputes or, to the extent the Bankruptcy Court abstains, reference to the Bankruptcy Court is withdrawn, or the Bankruptcy Court is otherwise found to not have jurisdiction, then to the U.S. District Court for the Southern District of New York or the state court of the State of New York located in New York County, New York.

Page 4/6

LETTER AGREEMENT No.1 to Amendment No.9

Subject to the last sentence of this Clause 8, the parties hereto irrevocably consent to the personal jurisdiction of (i) during the pendency of the Chapter 11 Cases for the period prior to the effective date of a chapter 11 plan for the Buyer, the Bankruptcy Court or to the extent the Bankruptcy Court abstains, reference to the Bankruptcy Court is withdrawn, or the Bankruptcy Court is otherwise found to not have subject matter jurisdiction, then to the U.S. District Court for the Southern District of New York or the state court of the State of New York located in New York County, New York, and (ii) thereafter, the Courts of England.

For the avoidance of doubt, nothing in this Clause 8 shall waive or modify any Party’s right to request that the Bankruptcy Court abstain from hearing or otherwise transfer a dispute arising under this Letter Agreement or to argue that the Bankruptcy Court does not have statutory authority to adjudicate disputes arising under this Letter Agreement, nor any Party’s defenses in respect of any such request or argument.

In this Clause 8:

Bankruptcy Code means the chapter 11 of title 11 of the United States Code.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York.

Chapter 11 Cases means the voluntary petition filed by the Buyer for relief under the Bankruptcy Code in the Bankruptcy Court.

Page 5/6

LETTER AGREEMENT No.1 to Amendment No.9

If the foregoing correctly sets forth our understanding, please execute two (2) originals in the space provided below and return one (1) original of this Letter Agreement to the Seller.

Agreed and Accepted	Agreed and Accepted
For and on behalf of	For and on behalf of

LATAM AIRLINES GROUP S.A.	AIRBUS S.A.S.

By	:	By	:	REDACTED*

Its	:	Its	:	REDACTED*

Date	:	Date	:

By	:

Its	:

Date	:

*	All text marked “REDACTED*” is Redacted Per Amended Standing Order Regarding Redaction Date February 2, 2021.

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